60 Heritage Drive, Pleasantville, NY 10570
(914) 747-5262 // Fax (914) 747-5258

FLASH - FEDERAL JUDGE RULES LNV MANAGEMENT CONDUCTED ILLEGAL
ELECTION

By now, you have probably received numerous letters and phone calls from the management of Lincoln National Convertible Securities Fund ("LNV") pleading for your support and warning you about me. Frankly, I think their strident campaign is unconvincing but if you are certain that management is right, you can probably save yourself some time and stop reading right now. However, if you have an open mind, I ask that you consider both sides and use your common sense in deciding how to vote.

Like you, I am a shareholder of Lincoln National Convertible Securities Fund ("LNV"). As you probably know, LNV's stock has traded at a sizeable discount to its net asset value ("NAV") for quite awhile. For example, on April 19, 2001, the NAV was $17.36 per share vs. a stock price of only $14.50. That means about $17 million was unavailable to shareholders due to the discount.

Open-ending LNV will permanently eliminate the discount so that you will be able to redeem your shares at NAV at any time. That is why Forbes in its September 4, 2000 issue, called open-ending "the best thing that can happen" to a discounted closed-end fund. Yet, even though open-ending means a higher stock price for every shareholder of LNV, management opposes it. Why? A Dow Jones news story a few years back revealed what I think is the reason:
"It gives shareholders a way to get out at a profit, and so threatens the company`s management fees." Of course, management will not admit that it benefits from having "captive" assets. Instead, they want to convince you that you are better off with a stock worth $14.50 than one worth $17.36. I am betting you are not that gullible.

LNV's management and board of directors are so fearful of giving up the "captive" assets that support their fee income that they have resorted to unfair and undemocratic tactics reminiscent of the former Soviet Union. For example, they

Secretly staggered and extended their own terms in office - and misled shareholders about how they did it.

Illegally prevented shareholders from nominating candidates for directors.Targeted $190,000 of your money this year for solicitation expenses without SEC approval to defeat our nominations and proposals. (Remember that when you receive their mailings and phone calls.)

Spent enormous sums on legal fees to prevent a fair election only to lose in federal court.

The board's actions confirm what Jason Zweig, Money Magazine's mutual fund expert said about closed-end funds: "They have become a cesspool of lousy corporate governance, where the fund managers not only charge exorbitant fees but reject every single attempt at shareholder democracy. Personally, I would not buy a closed-end fund without . . . reading the latest attempts by shareholders to express their legitimate rights, and what the fund managers did to stomp on them . . . You're likely to see a litany of disgraceful behavior, and a fund has to be mighty cheap before you'd want to get `into bed' with people who show no interest in your best interests."

Last year, management illegally barred shareholders from nominating directors who would consider open-ending LNV. After eliminating any opposition, they held a Soviet-style election and declared "victory." The good news is that we have judges in this country who think shareholders deserve better than a Soviet-style election. That is why a federal judge recently set aside last year's election results and ordered LNV to hold another election for Class I directors. You can vote on the enclosed proxy card for an open-ending proposal and to elect directors who will not ignore your vote. You can also vote for proposals to limit the board's ability to (1) rubber stamp the advisory agreement year after year and (2) squander shareholder money to sue shareholders that challenge management.

I believe that management's extraordinary use of shareholder money to pay lawyers and proxy solicitors without SEC approval to perpetuate themselves in office may be illegal. If my nominees are elected, we will put a stop to any further waste of shareholder assets (which may already amount to 20 cents per share or more).

(Chart showing management fees, lawyers fees and performance)

"WE ALLOWED OUR RISK CONTROL MEASURES TO DETERIORATE."

That's what LNV's portfolio manager said to explain last year's horrendous performance. It is especially scary to read that explanation because a primary reason for investing in a convertible securities fund is the protection against losses it should provide during stock market declines. But, poor performance is nothing new for LNV's shareholders. For the five-year period ending December 31, 2000, LNV's return has trailed the Merrill Lynch Convertible Securities Index by almost 30%. That earned it Morningstar's lowest possible rating -- one star. Wouldn't you like to be paid $1 million per year for that kind of performance? Now you can understand why LNV's management desperately wants to keep shareholders captive in a closed-end fund.

One reason for the lackluster performance is the drag of hefty lawyer's fees. In case you are wondering why there are question marks in the above chart, Tom McMeekin, a director and former president of LNV recently testified in court that he did not know how much the legal bills have been to date. His ignorance is particularly appalling because LNV's legal expenses in 2000 alone were $350,000, causing the expense ratio to rise by 17%. And the legal meter may continue to tick if a recent decision that the board of directors breached its fiduciary duty to shareholders is appealed. Do you think the directors would monitor the legal expenses more diligently if they were paying them with their own money instead of ours? Hmmm.

Another likely reason for LNV's poor performance is that the advisor has a nasty habit of "churning" the portfolio. In each of the last five years the turnover ratio has ranged from 120% to 150%! Such rapid turnover is clearly inappropriate for a fund like LNV. (Ironically, management has accused me of being a short-term investor but the turnover ratio for The Italy Fund, a pure equity fund of which I am a director, has consistently been below 30%.) Mr. McMeekin also recently testified in court that management sometimes holds stock for just a few hours before selling them, a practice known as "flipping!" I did not know until then that day-trading was a part of management's investment strategy. I can't believe LNV shareholders would feel comfortable with such a risky and tax inefficient strategy.

But, don't take my word for it. A study by Morningstar, the well-known mutual fund rating company, linked poor performance to high turnover. According to Morningstar's president, Don
Phillips: "The cost of turnover may be greater than managers appreciate, and that added cost is pulling down performance. But even more than that, it could be that those managers who had real high turnover were losing sight of the big picture. They weren't being focused, and they were reacting more to the noise of the market as opposed to areas where they could really add value." (Emphasis added.)

LNV's "gunslinger" investment style has also hurt shareholders who look to it for consistent income. As a result of loading up on low dividend paying technology and telecommunications stocks in recent years, LNV's annual dividend has shrunk from an average of $2.57 in 1995-1997 to a puny $0.88 in 2000. Yet, the board seems to have been asleep while the manager transformed LNV from a conservatively managed balanced fund into a fund that will day-trade volatile technology and telecom securities. Such a strategy is, in my view, fundamentally inconsistent with LNV's objectives and the expectations of long-term investors. You can be sure that unlike the incumbent directors, my nominees will keep a tight reign on portfolio turnover and risk.

In addition to seeking your vote to open-end LNV and to elect directors, we need to pass two other proposals to bring accountability to LNV's management. First, shareholders need to be able to vote annually on the advisory contract. In light of management's woeful performance, it is easy to see why they would not want shareholders to hold them accountable. Their argument in opposition to this proposal is that the same shareholders that pay them more than $1 million per year are unqualified to evaluate their performance. That is simply self-serving nonsense.

Lastly, I will present a proposal that would require shareholder approval of any lawsuit against a shareholder. This proposal stems from my personal experience. I sued the directors last year so that shareholders could vote for directors of their choice in a fair election. The directors retaliated with a lawsuit charging that my wife, my kids, my dad, my friends, other shareholders and I are an "investment company" that illegally acquired more than 3% of LNV's shares. They probably would have included my dog and my cat in my "group" if they had owned shares. I am joking of course but the cost of this lawsuit to shareholders is no joke. The legal costs have already eaten into shareholder returns and may continue to do so unless we turn off the spigot for good. This proposal is necessary to give shareholders the ability to stop further transfers of LNV's assets from shareholders to lawyers.

IMPORTANT: In a decision issued on April 27, 2001, a federal judge found that LNV's board of directors (1) breached their fiduciary duty to shareholders last year by illegally barring shareholders from nominating directors and (2) violated federal law by distributing misleading proxy materials to shareholders. The judge also determined that my wife, kids, etc. are not an "investment company." Thus, the legal fees incurred to date have been a complete waste of shareholder money.

If you want directors who are committed to narrowing or eliminating the discount, increasing the dividend, reducing portfolio turnover, giving more than lip service to fiduciary duty, turning off the legal meter and eliminating waste of shareholder money, you must return a GREEN proxy card. Remember, only the last valid proxy card you submit is counted and it supersedes any previous ones. Therefore, once you submit a GREEN proxy card, please do not sign and submit a later dated WHITE proxy card, as that will invalidate your vote. If you think your signed proxy card may not arrive before the meeting, you can fax it to me at (914) 747-5258. If you have any questions, please call me at (914) 747-5262 or e-mail me at OPLP@att.net.

							Very truly yours,


Phillip Goldstein
April 30, 2001


PROXY STATEMENT IN OPPOSITION TO THE SOLICITATION BY THE BOARD OF
DIRECTORS OF LINCOLN NATIONAL CONVERTIBLE SECURITIES FUND, INC.

    ANNUAL MEETING OF SHAREHOLDERS (To be held on May18, 2001)

My name is Phillip Goldstein. I am a shareholder of Lincoln National Convertible Securities Fund, Inc. (the "Fund"). I am sending this proxy statement and the enclosed GREEN proxy card to shareholders of record on March 26, 2001 (the "Record Date") of the Fund. I am soliciting a proxy to vote your shares at the 2001 Annual Meeting of Shareholders of the Fund (the "Meeting") on May 18, 2001 and at any adjournment or postponement of the Meeting. This proxy statement and the enclosed GREEN proxy card are first being sent to shareholders of the Fund on or about April 30, 2001.

INTRODUCTION

There are two matters that the Fund has scheduled to be voted upon at the Meeting:

1. To elect four directors to hold office until their successors are elected and qualified.

2. To ratify the selection of PricewaterhouseCoopers LLP as independent auditors for the fiscal year ending December 31, 2001.

In addition, I will present the following proposals at the
Meeting:

3. RESOLVED: The shareholders of the Fund request that it be converted to an open-end fund.

4. RESOLVED: The following by-law shall be adopted: "The investment advisory agreement shall be submitted to shareholders for a vote in 2002 and every year thereafter. If the shareholders do not approve continuance of the advisory contract, the board of directors may subsequently approve its continuance if not inconsistent with state or federal law. The provisions of this by-law may only be amended, added to, rescinded or repealed by the shareholders."

5. RESOLVED: The following bylaw shall be adopted: "No lawsuit against any stockholder of the Company shall be pursued unless ratified by the stockholders no later than (i) 120 days after such lawsuit is filed or (ii) 120 days after adoption of this bylaw. This bylaw may only be altered, amended or repealed by the stockholders."

With respect to these matters, I am soliciting a proxy to vote your shares FOR the election of Phillip Goldstein, Ralph
Bradshaw, Andrew Dakos and Gary Bentz as directors of the Fund and FOR Proposals 3, 4 and 5. I am making no recommendation as to how your shares should be voted on Proposal 2.

How Proxies Will Be Voted

All of the proposals to be voted on at the Meeting are included on the enclosed GREEN proxy card. If you wish to vote FOR the election of my nominees to the Board, you may do so by completing and returning a GREEN proxy card. If you return a GREEN proxy card to me or to my agent, your shares will be voted on each matter as you indicate. If you do not indicate how your shares are to be voted on a matter, they will be voted FOR the election of Phillip Goldstein, Ralph Bradshaw, Andrew Dakos and Gary Bentz and FOR Proposals 3, 4, and 5 and will not vote on Proposal 2.

If you return a GREEN proxy card, you will be granting the persons named as proxies discretionary authority to vote on any other matters of which they are not now aware that may come before the Meeting. These may include, among other things, matters relating to the conduct of the Meeting. The proxies may also temporarily decline to attend the Meeting, thereby preventing a quorum, in order to solicit additional proxies or, if they deem it to be in the interest of the shareholders or for any other legal reason.

Voting Requirements

If a quorum is not present at the Meeting, or if a quorum is present but sufficient votes to approve any of the proposals are not received, the persons named as proxies may propose one or more adjournments of the Meeting to permit further solicitation of proxies, consideration of matters of which I am not aware at this time, or negotiations with the incumbent directors. If an adjournment of the Meeting is proposed, the persons named as proxies on the GREEN proxy card will vote for or against such adjournment in their discretion. Please refer to the Fund's proxy statement for the voting requirement to elect directors and to approve each proposal.

Revocation of Proxies

You may revoke any proxy at any time prior to its exercise by (i) delivering a written revocation of your proxy to any person for presentation at the Meeting; (ii) executing and delivering a later dated proxy to me or to the Fund or to our respective agents; or (iii) voting in person at the Meeting. (Attendance at the Meeting will not in and of itself revoke a proxy.) There is no limit on the number of times you may revoke your proxy prior to the Meeting. Only the latest dated, properly signed proxy card will be counted.

Information Concerning the Soliciting Shareholder

The shareholder making this solicitation is Phillip Goldstein, 60 Heritage Drive, Pleasantville, NY 10570. I am an investment manager who presently manages investment portfolios having assets totaling in excess of $60 million. Since December 1, 1992, I have been the president and 50% shareholder of a company that serves as the general partner of a private investment partnership. That partnership is a shareholder in the Fund. Since 1996, I have taken an active role in urging the management of certain registered closed-end investment companies to take various actions that I believe would benefit those companies and their shareholders.

I own one share of record and 5,900 shares in my IRA and have the sole power to vote and to dispose of an additional 122,075 shares that are beneficially owned by a limited partnership, the general partner of which I am a principal. I also have the power to dispose of but not to vote an additional 57,050 shares that my clients, family members and friends beneficially own and that they have the sole power to vote. Except as disclosed in this proxy statement, I have not had any interest, direct or indirect in the Fund.

                           REASONS FOR THE SOLICITATION

The shares of the Fund have traded at a substantial discount from
net asset value ("NAV") for many months.   I believe that
insufficient measures have been taken to address the discount. For example, management has failed to repurchase the very modest 5% of the shares the board authorized for repurchase more than a year ago. Repurchasing shares at a discount benefits all shareholders by increasing the NAV per share. At the same time, it reduces the Fund's total assets. Since it is paid a percentage of total assets as a management fee, the Fund's investment advisor has a conflict of interest because repurchasing shares will reduce its fees. Thus, the board of directors must provide firm leadership to provide this clear benefit to the owners of the Fund. I believe that the incumbent directors are too close to the investment advisor to be true watchdogs for the Fund`s shareholders.

I am conducting this contest in order to (1) give shareholders an opportunity to elect directors who have no affiliation with the investment advisor, (2) afford shareholders an opportunity to vote on a proposal to eliminate the discount by converting the Fund to an open-end fund, (3) make the investment advisor more accountable to the shareholders, and (4) allow shareholders to determine whether they want the Fund to pursue lawsuits against shareholders. Election of my director nominees and passage of my proposals will send a strong message that the status quo is unacceptable.

CERTAIN CONSIDERATIONS

In deciding whether to give me your proxy, you should consider the following:

Implementation of certain actions may require shareholder approval, and no assurance can be given that such approval will be obtained. In addition, various costs, which would be borne indirectly by shareholders, may be associated with certain actions, including but not limited to those associated with holding a special meeting of shareholders. I believe that such costs are far outweighed by the benefits to most shareholders of these actions. In addition, certain actions may have tax consequences for some shareholders that cannot be quantified at this time.

I believe that all shareholders of the Fund will benefit if actions are taken to reduce or eliminate the discount from NAV. However, I have another reason for wanting the market value of the Fund's shares to increase. My clients who hold shares of the Fund pay me fees that are based upon a share of the profits they earn. Those fees will be greater if the value of the Fund's shares increases.

PROPOSAL 1: ELECTION OF DIRECTORS

Last year, immediately after the board announced that it had staggered itself without shareholder approval, I attempted to nominate Mr. Bradshaw and myself for election as Class I directors. Even though many shareholders voted for us the board refused to allow us to present any nominations at the meeting. After eliminating any competition, the unopposed incumbents claimed they were "elected." After a trial, a federal judge recently set aside that "election" and ordered a new election for the Class I seats. I intend to nominate Mr. Bradshaw and myself for those seats and Mr. Dakos and Mr. Bentz for the Class II seats. The following are the nominees to have a term of office until their successors are elected and qualified. Each nominee has consented to serve if elected and to being named in the proxy statement.

Name, Address,  Age
Principal Business Occupation(s)

Phillip Goldstein    (56)
60 heritage Drive
Pleasantville, NY  10570

Since 1992, Mr. Goldstein has managed investments for a limited number of clients and has served as the portfolio manager and president of the general partner of Opportunity Partners, a private investment partnership. From 1998 to 2000 he was a director of Clemente Strategic Value Fund and since 2000 has been a director of The Mexico Equity and Income Fund, The Italy Fund and Dresdner RCM Global Strategic Income Fund.

Ralph W. Bradshaw  (50)
One West Pack Square, Suite 750
Asheville, NC 28801

Mr. Bradshaw is President of
CornerstoneAdvisors,Inc.,specializing in closed-end fund investments and a Financial Consultant. Formerly,he was a Vice-President of Deep Discount Advisors, Inc. (1993-1999). Mr. Bradshaw currently serves as a director of The Clemente Strategic Value Fund (1998), The Austria Fund (1999), Cornerstone Strategic Return Fund (1999), and Progressive Return Fund (1999), all NYSE-listed closed-end funds.

Andrew Dakos  (35)
14 Mill Street
Lodi, NJ 07644

Mr. Dakos is a Private Investor and Vice-President - Sales,
UVitec Printing Ink, Inc. since 1997. Sales Manager 1992-1997. He is a director of Dresdner RCM Global Strategic Global Income Fund since November 2000.

Gary A. Bentz  (44)
One West Pack Square, Suite 750
Asheville, NC 28801

Mr. Bentz is Vice-President of Cornerstone , Inc. specializing in closed-end fund investments. He has served as a Financial, Accounting, and Investment Consultant and Certified Public Accountant. Formerly, he was a Vice-President of Deep Discount Advisors, Inc.(1993-2000). Mr. Bentz currently serves as a Director of The Austria Fund (1999). He formerly served on the Boards of Clemente Strategic Value Fund (1999), and Cornerstone Strategic Return Fund (2000), and is currently
Treasurer of these two funds, as well as Progressive Return Fund, all NYSE-listed closed-end funds.

Mr. Goldstein, Mr. Bradshaw, and Mr. Bentz own and have the power to vote 5,901 (as described above), 1,001, and 3,900 shares of the Fund respectively. In addition, Mr. Goldstein (i) has the sole power to vote and to dispose of 122,075 shares that are beneficially owned by a limited partnership, the general partner of which he is a principal and (ii) has the power to dispose of but not to vote an additional 57,050 shares that his clients, family members and friends beneficially own and that they have the sole power to vote. Mr. Dakos is not a shareholder.

Other than fees that may be payable by the Fund to its directors, no nominee has any arrangement or understanding with any person with respect to any future employment by the Fund or by any affiliate of the Fund.

The persons named as proxies on the enclosed GREEN proxy card intend, in the absence of contrary instructions, to vote all proxies they are entitled to vote FOR the election of the above persons, each of whom has consented to stand for election and to serve if elected. If any nominee is unable to serve, an event not now anticipated, the proxyholders may vote for a substitute nominee.

PROPOSAL 2: RATIFICATION OF THE INDEPENDENT AUDITOR

The incumbent board of directors has selected PricewaterhouseCoopers LLP as the independent auditor of the Fund for the fiscal year ending December 31, 2001. Without further information, I cannot make any recommendation. Therefore, in the absence of contrary instructions, the persons named as proxies on the GREEN proxy card will not vote on this matter.

PROPOSAL 3:  TO REQUEST THAT THE FUND BE CONVERTED TO AN OPEN-END
FUND

Supporting Statement

This proposal, while not binding on the Fund, enables shareholders to vote on whether the Fund should be converted to an open-end fund. Upon conversion, there would be no discount and shareholders could redeem their shares at NAV at any time. I believe management opposes open-ending primarily because it might adversely affect their fees.

PROPOSAL 4: TO AMEND THE FUND'S BY-LAWS TO REQUIRE ANNUAL
APPROVAL OF THE INVESTMENT ADVISORY CONTRACT BY A
VOTE OF THE SHAREHOLDERS

RESOLVED: The following by-law shall be adopted: "The investment advisory agreement shall be submitted to shareholders for a vote in 2002 and every year thereafter. If the shareholders do not approve continuance of the advisory contract, the board of directors may subsequently approve its continuance if not inconsistent with state or federal law. The provisions of this by-law may only be amended, added to, rescinded or repealed by the shareholders."

Supporting Statement

The advisor collects around $1 million a year to manage the Fund. The shareholders who pay those fees should be able to vote "yea or nay" on the advisory contract each year. This will make the investment advisor accountable to the people who pay the advisor's fees and not just to a friendly board of directors.

PROPOSAL 5: TO AMEND THE BYLAWS TO REQUIRE APPROVAL BY THE
SHAREHOLDERS OF ANY LAWSUIT AGAINST A SHAREHOLDERS

RESOLVED: The following by-law shall be adopted: "No lawsuit against any stockholder of the Company shall be pursued unless ratified by the stockholders no later than (i) 120 days after such lawsuit is filed or (ii) 120 days after adoption of this bylaw. This bylaw may only be altered, amended or repealed by the stockholders."


Supporting Statement

Until last year, shareholders were able to elect the entire board of directors every year at the annual meeting. Then, without a shareholder vote, the board of directors unilaterally decided to stagger their own terms so that only one third of them would have to stand for election each year. In part to protest the board's action, I attempted to nominate two candidates for election as directors at last year's shareholder meeting. The incumbents were concerned that shareholders might elect directors who were not in their "club." So, they simply refused to allow anyone other than club members to be nominated. They claimed that because I was not in their club, I had to give them advance notice of any nominations even though the bylaws do not require any notice and the directors themselves had never even considered any restrictions on nominations prior to that time.

I then sued the directors for conducting an unfair election.
They retaliated by filing a countersuit against me alleging that my wife, my kids, my dad and some other shareholders and I were part of a "group" that owned too many shares of the Fund and that this "group" did not make a proper filing with the SEC. For these alleged sins, the incumbents wanted the court to strip me of my right to solicit proxies. In any event, the court recently ruled against the directors. I believe their lawsuit was instigated by their lawyers and was designed to prevent shareholders from having a choice of nominees. What is worse is that even though that lawsuit was designed to benefit only the directors, the manager and their lawyers, it is the shareholders who are stuck paying the enormous legal bills. But don't take my word for it. Check it out for yourself. Feel free to contact the incumbent directors (that is, if they will talk to you) and me to get both sides of the story. Then make up your own mind.

PRINCIPAL HOLDERS OF VOTING SECURITIES

A Schedule 13G filing dated February 14, 2001 indicates that Deep Discount Advisors,Inc. and Ron Olin Investment Management Company are beneficial owners of 488,000 shares and 425,200 shares respectively of the Fund's shares. Ralph Bradshaw and Gary Bentz, nominees for director, are former employees of Deep
Discount Advisors.   They have also been consultants to Ron Olin
Investment Management Company since 1995. To the best of my knowledge, both entities are passive investors and neither has any involvement with this solicitation nor endorsed any candidacy nor indicated how it intends to vote its shares on any matter.

THE SOLICITATION

I am making this solicitation personally. Persons affiliated with or employed by the general partner of the investment partnership that I manage may assist me in the solicitation of proxies, as may Mr. Bradshaw. They will not receive any special compensation for their services. Banks, brokerage houses and other custodians, nominees and fiduciaries will be requested to forward this proxy statement and the enclosed GREEN proxy card to the beneficial owners of shares of Common Stock for whom they hold shares of record. I will reimburse these organizations for their reasonable out-of-pocket expenses.

Initially, Ralph Bradshaw and I will personally bear all of the expenses related to this proxy solicitation, which I estimate to be approximately $20,000. To date, we have spent about $12,000. (Management has allocated $190,000 of shareholder funds to defeat us!) Because I believe that the shareholders will benefit from this solicitation, I intend to seek reimbursement of our expenses from the Fund. Shareholders will not be asked to vote on the reimbursement of solicitation expenses incurred by either the incumbent directors or me. If I am not reimbursed by the Fund, I may seek reimbursement from one or more of my clients or from the general partner of the investment partnership that I manage.

I am not and, within the past year, have not been a party to any contract, arrangement or understanding with any person with respect to any securities of the Fund. In addition, there is no arrangement or understanding involving either myself or any affiliate that relates to future employment by the Fund or any future transaction with the Fund.

ADDITIONAL PROPOSALS

I know of no business that will be presented for consideration at the Meeting other than that set forth in this proxy statement and in the Fund's proxy statement. If any other matters are properly presented for consideration at the Meeting, it is the intention of the persons named as proxies in the enclosed GREEN proxy card to vote in accordance with their own best judgment on such matters.

SECURITIES OF THE FUND PURCHASED OR SOLD
WITHIN THE PAST TWO YEARS BY EACH PARTICIPANT

The following table sets forth certain information with respect to purchases and sales of shares of Common Stock of the Fund within the past two years of this proxy statement by each participant in this solicitation.

Bradshaw : 	1/12/00: B. 1,000; 2/23/00:
Goldstein: 	10/27/99: B. 1,200; 11/15/99; B. 3,500
Bentz: 		02/04/00: B. 800; 02/16/00: B.1000; 02/22/00:
B.400; 03/07/00: B. 500;09/29/00: B. 200; 10/12/00: B. 200;
2/08/00: B. 800

Dakos: 	None

DATED: April 30, 2001

PROXY CARD FOR ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY
18, 2001

PROXY SOLICITED IN OPPOSITION TO THE BOARD OF DIRECTORS OF
LINCOLN NATIONAL CONVERTIBLE SECURITIES FUND, INC. BY PHILLIP
GOLDSTEIN, A SHAREHOLDER

The undersigned hereby appoints Rajeev Das, Ralph Bradshaw and Phillip Goldstein, and each of them, as the undersigned's proxies, with full power of substitution, to attend the Annual Meeting of Shareholders of LINCOLN NATIONAL CONVERTIBLE SECURITIES FUND, INC. (the "Fund") on May 18, 2001 (the "Meeting"), and any adjournment or postponement thereof, and to vote on all matters that may come before the Meeting the number of shares that the undersigned would be entitled to vote, with all the power the undersigned would possess if present in person, as specified below. The proxies may vote in their discretion with respect to such other matters as may come before the Meeting and with respect to all matters incident to the conduct of the Meeting. The proxies may also temporarily decline to attend the Meeting, thereby preventing a quorum in order to solicit additional proxies or for any other legal reason.

(INSTRUCTIONS: Mark votes by placing an "x" in the appropriate [ ].)

1. ELECTION OF TWO CLASS I DIRECTORS AND TWO CLASS II DIRECTORS

FOR all of the nominees listed below     [  ] WITHHOLD AUTHORITY
[  ]   (except as indicated to the contrary below)
	to vote for all of the nominees listed below

CLASS I DIRECTORS - PHILLIP GOLDSTEIN, RALPH BRADSHAW

CLASS II DIRECTORS - ANDREW DAKOS, GARY BENTZ

   To withhold authority to vote for one or more nominees, enter the name(s) of the nominee(s) below.

-----------------------------------------------------------------
---------------------------------------------------------------

2. To ratify the selection of PricewaterhouseCoopers L.L.P. as Independent Auditors for the Fund for the fiscal year ending
December 31, 2001.

FOR [  ] 			AGAINST [  ]       			ABSTAIN [  ]

3.  To request that the Fund be converted to an open-end fund.

FOR [  ]  	AGAINST [  ]       				ABSTAIN [  ]

4. To adopt a by-law to require the investment advisory agreement to be submitted to shareholders for a vote in 2002 and every year thereafter.

FOR [  ]       	AGAINST [  ]       			ABSTAIN [  ]

5. To adopt a by-law to require shareholder approval of any lawsuit against a shareholder.

FOR [  ]            	AGAINST [  ]			ABSTAIN [  ]

Important - - Please sign and date below. Your shares will be voted as directed. If no direction is made, this proxy will be voted FOR the election of the nominees named above and FOR Proposals 3, 4 and 5 and will not vote on Proposal 2. The undersigned hereby acknowledges receipt of the proxy statement dated April 30, 2001 of Phillip Goldstein and revokes any proxy previously executed. Please return promptly in the enclosed envelope.


SIGNATURE(S)_________________________________Dated_____________